As filed with the Securities and Exchange Commission on __________, 2002

                                       Registration No.  333-
=====================================================================

                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                     COMPUDYNE CORPORATION
     (Exact name of registrant as specified in its charter)

                             Nevada
 (State or other jurisdiction of incorporation or organization)
                           23-1408659
            (I.R.S. employer identification number)

                      7249 National Drive
                    Hanover, Maryland 21076
                         (410) 712-0275
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     Geoffrey F. Feidelberg
                   (Chief Financial Officer)
                      7249 National Drive
                    Hanover, Maryland 21076
                         (410) 712-0275
 (Address, including zip code, and telephone number, including area code of agent for service of process)

                           Copies to:


Robert J. Metzler II, Esq.            Stephen L. Parker, Esq.
William W. Bouton III, Esq.           Robert L. Ash, Esq.
Christopher M. Haddad, Esq.           Ober, Kaler, Grimes & Shriver
Tyler Cooper & Alcorn, LLP            Suite 500
City Place I - 35th Floor             1401 H Street, N.W.
185 Asylum Street                     Washington, DC 20005 - 2110
Hartford, CT 06103                    (202) 408-8400 (Main Number)
(860) 725-6200 (Main Number)          (202) 408-0640 (Facsimile)
(860) 278-3802 (Facsimile)






Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until __________, 2003 or until such earlier time that all of the shares registered hereunder have been sold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box: [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]

                Calculation of Registration Fee

                                  Proposed    Proposed
Title of each                     maximum     maximum
   class of          Amount       offering    aggregate     Amount of
securities to        to be        price per   offering    registration
be registered      registered     share (1)   price (1)       fee
-------------      ----------     ---------   ---------       ---

Common Stock,
$0.75 par value    354,036        $13.186     $4,668,318     $1,167

Series E
Preferred Stock,
no par value (2)    44,847        $13.186     $  591,353     $  148

Warrants (3)        47,000        $13.186     $  619,742     $  155


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices for the Common Stock on the NASDAQ National Market on March 21, 2002. The calculation assumes the conversion of all Preferred Stock and exercise of all Warrants into Common Stock.

(2) The Preferred Stock is convertible into Common Stock of the Company on the basis of one share of Common Stock for each share of Preferred Stock. The Common Stock into which the Preferred Stock is convertible is also being registered pursuant to this Registration Statement.

(3) The Warrants are exercisable for Common Stock of the Company on the basis of one share of Common Stock for each Warrant. The Common Stock for which the Warrants are exercisable is also being registered pursuant to this Registration Statement.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



               Prospectus (Subject To Completion)
                     Dated __________, 2002



                     COMPUDYNE CORPORATION

               __________ Shares of Common Stock
               __________ Shares of Series E Preferred Stock
                          (Convertible into ___ Shares of Common Stock)
               __________ Warrants (Exercisable for ___ Shares of
                          Common Stock)

     We are registering these shares of our Common Stock, and Series E Preferred Stock and Warrants in connection with the merger of Tiburon, Inc. into our wholly-owned subsidiary, New Tiburon, Inc. on __________, 2002. Our Preferred Stock and Warrants are convertible into or exercisable for shares of our Common Stock, which we are also registering at this time. All of the shares of our Common Stock, the Preferred Stock, the Warrants and the Common Stock into which the Preferred Stock and Warrants are convertible or for which they are exercisable are being registered (the "Resale Stock") and may be resold by the selling holders identified on page ____ of this prospectus. We have committed to keep this registration in place for the selling stockholders until __________, 2003.

     All of the shares of Common Stock (other than the shares of Common Stock which may be obtained pursuant to the conversion of the Preferred Stock and exercise of the Warrants) and Preferred Stock, and the Warrants were obtained by the selling stockholders pursuant to our acquisition of Tiburon, Inc. The selling stockholders held similar securities of Tiburon at the time of the acquisition, and received our securities in exchange. The securities received by the selling stockholders could not be registered with the Securities and Exchange Commission along with our Common Stock issued to other Tiburon shareholders which was registered in connection with the acquisition. However, we agreed to register the Resale Stock pursuant to this Prospectus.

     We describe the plan of distribution of the Resale Stock on page __ of this prospectus. We will not receive any of the net proceeds from the sale of the Resale Stock.

     Our Common Stock is quoted on the NASDAQ National Market under the trading symbol "CDCY." On __________, 2002, the last reported sale price of our Common Stock on the NASDAQ National Market was $___ per share. Neither the Preferred Stock nor the Warrants are quoted on NASDAQ, and there is no market for the Preferred Stock or Warrants.

     Investing in the Resale Stock involves risks. See "Risk Factors" beginning on page __ for a discussion of certain factors you should consider before buying any Resale Stock.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the Resale Stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is _________, 2002.



                       TABLE OF CONTENTS

                                                               Page

Special Note Regarding Forward-Looking Statements

CompuDyne

Risk Factors

Use of Proceeds

Issuance of Common Stock, Preferred Stock and Warrants to Selling
Stockhodlerss

Price Range of Common

Stock and Dividends

Selling Security

Holders

Plan of Distribution

Legal Matters

Experts

Where You Can Find More

Information

Incorporation of Certain Documents by Reference


            SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements that we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, and/or performance of achievements.


                               COMPUDYNE

     We operate in four general sectors of the security industry, Corrections, Attack Protection, Federal Systems and Public Safety. Our operations are conducted through our principal subsidiaries and divisions which we discuss below.


Corrections Segment.

     Norment Security Group, Inc. headquartered in Montgomery, Alabama, provides physical and electronic security products and services primarily to the corrections industry (jails and prisons) and secondarily to the courthouse, municipal and commercial markets.

     Norment is a detention contractor, responsible for most installation work on larger projects. Installation involves hardline (steel security doors, frames, locking devices, etc.) and sophisticated electronic security systems, including software, electronics, touchscreens, closed circuit television, perimeter alarm devices, etc. In 2000, Norment introduced its new MaxWall product. MaxWall is a modular steel, concrete-filled prefabricated cell construction system, which provides a less expensive alternative to standard cell construction techniques. Norment Regional Offices provide field level design, installation and maintenance of both hardline and electronic security products. In addition to our Montgomery, Alabama headquarters, we have primary offices located in Hanover, Maryland, Raleigh, North Carolina, Columbia, South Carolina, Phoenix, Arizona, Tucson, Arizona, Milwaukee, Wisconsin, and Livermore, California. We have smaller offices in Massachusetts and New Jersey.

     Norment's "TrenTech" division is an electronic security systems designer, manufacturer and integrator. TrenTech integrates generally available products and software as well as designing proprietary systems. TrenTech provides systems to Norment for installation.

     Norment's "Airteq" division, supplemented by Norshield
Corporation's manufacturing capacity (see "Attack Protection Segment" discussion below), offers a complete line of locks and locking devices to the corrections industry.

     Combined, Norment supplies physical and electronic security products, integration services and maintenance for jails, prisons and courthouses. Projects range from very small to as large as $20 million. Security maintenance outsourcing contracts range from very small to over $1 million per year and provide for the routine maintenance and emergency repair of sophisticated security control systems and related equipment.


Attack Protection Segment.

     Norshield Corporation manufactures bullet, blast and attack resistant windows and doors designed for high security applications such as embassies, courthouses, Federal Reserve buildings and banks. Norshield's largest customer is the U. S. Department of State, and Norshield is a major supplier of bullet, blast and attack resistant products to U. S. Embassies around the world. Norshield produces an integrated, structurally secure product where the protection comes not only from the glass but from the frame and encasement as well. Norshield also manufactures bullet, blast and attack resistant products on an Original Equipment Manufacturer basis for a selected group of corporate clients. Examples of Norshield's commercial products include security doors and windows, transaction accessories, cash drawers, guard booths, toll booths and drive-up windows. Norshield also manufactures cell door sliding devices for sale under the Airteq brand.

     Fiber SenSys, Inc. designs and manufactures fiber optic sensors and related systems using optical fiber, priority optics and digital signal processing including a fiber optic network to tie together multiple sensors in a large security system. Fiber SenSys, Inc. also has a proprietary product, SecurLan, which is designed to provide physical protection for Local Area Network conduits and cables for computer networks.


Federal Systems Segment.

     Quanta Systems Corporation has been serving the federal government's intelligence community since 1950. Today it serves the military, government agencies, and state and local customers, providing specialty engineering and security services, often of a classified nature. In recent years, Quanta has developed a special competence in physical and electronic security, which has become its primary focus. Quanta, through its Data Control Systems division, provides electronic black box manufacturing, tactical systems integrations, and the design and production of proprietary communications products.


Public Safety Segment.

     CorrLogic, Inc. develops, installs and maintains extensive software to manage inmates and other personnel and processes within the courthouse, jail and prison environments. CorrLogic software is designed to handle the country's largest jails, with recent installations including Wayne County (Detroit), Michigan, Shelby County (Memphis), Tennessee, and Hennepin County (Minneapolis), Minnesota.


Recent Developments.

     On May 11, 2001, we announced a proposed acquisition transaction with Tiburon, Inc., a provider of automated software and support services for the public safety and justice markets. On June 19, 2001, we completed the first step in that transaction when we purchased 624,996 shares of common stock of Tiburon from certain of Tiburon's shareholders for $3.0 million in cash for a 12.5% ownership interest. We also purchased 520,833 newly issued shares of 7.5% cumulative convertible preferred stock of Tiburon for an additional $3.0 million in cash. Each such share entitled us to one vote with respect to any and all matters on which Tiburon's shareholders are entitled to vote.

     We amended our agreement with Tiburon on January 25, 2002. On __________, 2002, after obtaining approval of the transaction from our shareholders and the satisfaction of other closing conditions, the acquisition was completed. We exchanged our Common Stock, Preferred Stock and Warrants, together with cash, for Tiburon's Common Stock, 6.0% Preferred Stock and Warrants. The aggregate mix of CompuDyne stock and cash exchanged in the transaction was ___% stock and ___% cash. A total of $__________ cash was paid by us and a total of ______ shares of Common Stock, ______ shares of Preferred Stock (convertible into a total of ______ shares of Common Stock) and ______ Warrants (exercisable for a total of _____ shares of Common Stock) was paid by us to Tiburon shareholders in connection with the acquisition.

     The Tiburon acquisition is a significant acquisition for us, and presents an opportunity to expand our business from our Public Safety Segment, as well as providing additional cross-selling opportunities to and from our other business segments. The Tiburon acquisition also presents risks. See "RISK FACTORS - - Risks of the Tiburon Transaction."



                              RISK FACTORS


     In addition to the other information in this Prospectus, you should carefully consider the Risk Factors discussed below in evaluating the Resale Stock.


Potential Inability to Manage Growth.

     We plan to develop further our existing lines of business in current markets and to expand into new markets. To do this, we will need to continue to enhance our operational and financial systems and require the addition of qualified employees, management, operational and financial resources. The inability to manage and administer these requirements as needed could have a material adverse effect on us.

     We also plan to grow our business operations through the acquisition of additional companies that will complement our existing products and services or provide an entry into markets where we do not maintain a presence. It is our intention to continue to acquire companies that are consistent with these goals. Our acquisition of Tiburon reflects this strategy. Since November, 1998, we have acquired three companies. We may not be able to integrate or manage these businesses so as to produce returns that justify the investment. The issues relating to new acquisitions, those that are foreseen and unforeseen, may divert the attention of our management from existing operations, which may have a material adverse effect on us.

     As we expand our business operations, there may be a need for additional capital. We may not be able to generate adequate cash from operations or obtain adequate financing from external sources for this purpose. The issuance of additional CompuDyne common stock to raise capital or to finance acquisitions may result in dilution to holders of CompuDyne common stock, whereas debt financing may increase significantly our leverage and may involve restrictive covenants that limit our operations. Future acquisitions by us may also require approval from the bank supplying our credit facility.


Risk of the Tiburon Transaction.

     The Tiburon acquisition is significant to us. The integration of Tiburon's operations is subject to the risks described above in "Potential Inability to Manage Growth."


Ability to Carry Debt to Pay the Cash Portion of The Tiburon
Transaction.

     We paid the former shareholders of Tiburon in cash (__%) and CompuDyne securities (__%) in exchange for their Tiburon securities. The cash portion totals $__________. We have borrowed this amount from an institutional lender. The interest rate on this credit arrangement is based on a range of LIBOR plus 2% to Prime plus .75%. This borrowing adds significantly to our current level of debt. If our financial situation deteriorates such that the credit arrangement is called, or we are unable to meet our repayment schedule, we would be materially and adversely affected.


Reliance on U.S. Government Contracts.

     U.S. Government contracts account for a portion of our business. The U.S. Government funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation, which may not occur or which may provide less than the total amount of the contract. We may not receive future contracts and the size of any contracts that we receive may vary. Fluctuations in spending by the U.S. Government for national defense could also adversely affect our ability to receive future contracts. Additionally, the U.S. Government may cancel its contracts unilaterally, at its convenience. The loss of, or a significant reduction in, this business could have an adverse effect on our business.


Government Regulation.

     As a contractor with agencies of the U.S. Government and various state, county and local governments, we are obligated to comply with a variety of regulations governing our operations and the workplace, including regulations promulgated by, among others, the various states with which we contract, the U.S. Departments of Commerce, State and Transportation and the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. Our contracts sometimes give the contracting agency the right to conduct audits of our facilities and operations, and these audits occur routinely. An audit involves a governmental agency=s review of our compliance with the prescribed procedures established in connection with the government contract. We may be subject to investigations as a result of an audit or for other causes. Adverse findings in an audit or other investigation, including violations of environmental or labor laws, could result in fines or other penalties up to and including disqualification as a U.S. Government contractor. U.S. Government contracts may also contain specific delivery requirements, which if not met satisfactorily by CompuDyne could result in penalties assessed against it and a loss of profits.

     Regulations promulgated by the U.S. Commerce Department require us to obtain a general destination license in connection with the sale of certain commercial products in foreign countries. U.S. State Department regulations also require us to file an export license in connection with sales of military equipment in foreign countries. Furthermore, the U.S. State Department prohibits all sales of military equipment to certain countries, and the U.S. complies with United Nations trade embargos. Foreign countries in which we do business also have laws and regulations that may restrict our business. We believe that we currently conduct our activities and operations in substantial compliance with applicable U.S. and foreign governmental laws and regulations.


Political and Economic Risks of Doing Significant Business Outside the United States.

     We sell our products and services in foreign countries. Our international business exposes us to various risks, including exchange rate fluctuations, foreign import controls, foreign currency restrictions, U.S. imposed embargoes of sales to specific countries, expropriation of assets, terrorism, war, civil uprisings and riots, government instability and the vagaries of foreign legal systems. We may also be subject to unanticipated taxes, duties, or other governmental assessments. These risks or other unexpected costs could have a material adverse effect on us.


Legal Proceedings.

     We are party to certain legal actions and inquiries for environmental and other matters resulting from the normal course of business. Although the total amount of liability with respect to these matters cannot be ascertained, our management believes that any resulting liability should not have a material effect on our financial position, results of future operations or cash flows.

     We have been served over the past several years with a number of lawsuits involving asbestos related personal injury and death claims in which CompuDyne Corporation, individually and as an alleged successor to York-Shipley, Inc., is a defendant. We have been named as a defendant in New York State courts since 1998 in cases related to claims for asbestos exposure allegedly due to asbestos allegedly contained in York-Shipley manufactured boilers. These cases are pending primarily in New York City. We have advised our insurers of each of these cases, and the insurers are providing a defense pursuant to agreement with us, subject to reservation of rights by the insurers. The insurers have advised that claims in such litigation for punitive damages, exemplary damages, malicious and willful and wanton behavior and intentional conduct are not covered. One of the carriers has given notice that asbestos related claims are excluded from certain of these polices. The insurers have additional coverage defenses which are reserved, including that claims may fall outside of a particular policy period of coverage. We cannot ascertain the total amount of potential liability, if any, with respect to these matters. Litigation costs to date have not been significant, we have not paid any settlements from our own funds and we believe that any such liability would not have a material effect on our financial position, future operations or future cash flows. However, litigation is inherently risky and unexpected results could have a material adverse effect on us.


Liability to Clients and Others.

     Our involvement in the public security and justice business exposes us to potential liability claims from our clients. Our products are used in applications where their failure could result in serious personal injuries and death. We have sought ways to minimize loss to our clients by obtaining product liability and professional liability insurance policies with limits of $12 million ($11 million per occurrence) and $1 million, respectively; however, a successful claim could result in liability in excess of coverage limits or the cancellation of insurance coverage and have a material adverse effect on us.


                        USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Resale Stock by the selling stockholders. All proceeds from the sale of the Resale Stock will be solely for the account of the selling stockholders.


     ISSUANCE OF COMMON STOCK, PREFERRED STOCK AND WARRANTS
                    TO SELLING STOCKHOLDERS

   On __________, 2002, we issued an aggregate of _________ shares of Common Stock, _________ shares of Preferred Stock (convertible into ___ shares of Common Stock) and __________ Warrants (exercisable for
___ shares of Common Stock), to the selling stockholders pursuant to the Tiburon Merger.


           PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Price Range of Common Stock.

     Our Common Stock is quoted on the NASDAQ National Market, under the symbol "CDCY". We had [____] common shareholders of record as of [_________], 2002.

     The following table sets forth the high and low sales prices for CompuDyne Common Stock as reported on the NASDAQ National Market. No cash dividends were paid during the periods indicated.

                                              High       Low
YEAR ENDED DECEMBER 31, 2000:                 ----       ---
First Quarter                                 $12.75     $6.38
Second Quarter                                 $9.88     $7.50
Third Quarter                                  $8.75     $5.50
Fourth Quarter                                 $8.75     $6.13

YEAR ENDING DECEMBER 31, 2001:
First Quarter                                  $8.38     $5.13
Second Quarter                                $10.25     $7.50
Third Quarter                                 $19.55     $7.75
Fourth Quarter                                $19.30     $9.75

FIRST QUARTER OF 2002:
First Quarter                                 $_____     $____


On [latest practicable date], the last sales price reported for the Common Stock on the NASDAQ National Market was $[_____] per share.


                       SELLING SECURITY HOLDERS

     The selling security holders acquired the Resale Stock as a result of the Tiburon acquisition. Each of the selling security holders received its Resale Stock in exchange for its Common Stock, Preferred Stock and/or Warrants of Tiburon. We are registering the Resale Stock to permit the selling security holders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the Resale Stock when they deem appropriate. The following table assumes that all Preferred Stock and Warrants are converted into and exercised for Common Stock, and sets forth:

     - the names of the selling security holders,
     - the number and percent of shares of our Common Stock that the selling security holders beneficially owned prior to the offering of the Resale Stock being registered by this registration statement,
     - the number of shares of our Common Stock that may be offered for resale for the account of the selling security holders under this prospectus, and
     - the number and percent of shares of our Common Stock to be held by the selling security holders after the offering of the Resale Stock (assuming all of the Resale Stock is sold by the selling security holders).

     The number of shares in the column "Number of Shares Being Offered" represents all of the shares of Common Stock that each selling security holder may offer under this prospectus. We do not know how long the selling security holders will hold the Resale Stock before selling. The selling security holders have agreed in writing to restrictions on their sale of Resale Stock during the first year after the Tiburon acquisition. Each may sell, in any quarterly period, its Resale Stock in an amount up to the lesser of, if that holder is our affiliate, the amount permitted under Rule 144(e) under the Securities Act of 1933, as amended, or an amount equal to 25% of the total number of shares of Common Stock received by that shareholder in the Tiburon acquisition. Unsold amounts may be added on to the amount that may be sold in the next quarterly period. The Resale Stock offered by this prospectus may be offered from time to time by the selling security holders listed below subject to these restrictions.

     This table is prepared based on information supplied to us by the listed selling security holders, and assumes the sale of all of the Resale Stock. Based on that information, none of the listed selling security holders is a registered broker-dealer. The applicable percentages of ownership are based on an aggregate of ______ shares of our common stock issued and outstanding on [__________, 2002], and is calculated pursuant to rules promulgated by the Securities and Exchange Commission.

                                                             Shares
                    Shares Beneficially     Number of     Beneficially
Name of Selling      Owned Prior to       Shares Being    Owned After
Security Holder          Offering          Offered (1)    Offering (2)
---------------          --------          -----------    ------------
                     Number    Percent    Number Percent
                     ------    -------    ------ -------

Hambrecht & Quist
Guaranty Finance,
LLC (3)

John R. King (4)

William P. Person and
Margaret H. Person, Trustee
under the Margaret and
William Person 1998 Family
Trust dated June 29, 1998 (5)

Leland Hague (6)

Jimmie D. Zinn (7)

Paul A. Nocero as trustee of
The Nocero Family Revocable
Living Trust (8)

Robert P. Shumate and Sara H.
Robertson as Joint Tenants
with Right of Survivorship and
not Tenants in Common (9)

Smith Barney Rollover
Custodian FBO Sara H.
Robertson (10)


Smith Barney Rollover
Custodian FBO Robert
Shumate (11)

Gary T. Bunyard (12)


     * Represents beneficial ownership of less than one percent of our common stock.

(1) This registration statement shall also cover any additional shares of common stock which become issueable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Assumes the sale of all shares offered hereby and no other purchases or sales of our common stock.

(3) One Bush Street, San Francisco, CA 94104. The number of shares disclosed assumes the full conversion of the person's __ shares of Preferred Stock into Common Stock, and the exercise of all of its
___ Warrants for Common Stock.

(4)     275 Linden Lane, San Rafael CA  94901.

(5)     3839 22nd Street, San Francisco, CA  94114.

(6)     2001 Carbondale Road, Plymouth, CA  05669.

(7)     143 Bayside Court, Richmond, CA 95804-7458

(8)     190 Northgate Avenue, Daly City, CA  94105.

(9)     P.O. Box 37, Rockbridge Baths, VA  24473.

(10)    1776 "I" Street, N.W., Washington, DC  20006.

(11)    1776 "I" Street, N.W., Washington, DC  20006.

(12)    1417 Akagi Lane, Draper, UT  84020.


                      PLAN OF DISTRIBUTION

     The selling security holders may sell the Resale Stock from time to time in one or more transactions at:

     - fixed prices,
     - market prices at the time of sale,
     - varying prices determined at the time of sale, or
     - negotiated prices.

     Because there is no market for the Preferred Stock or Warrants, the discussion below assumes that the Preferred Stock will be converted to Common Stock, and the Warrants exercised for Common Stock.

     The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling security holders may effect these transactions by selling the Resale Stock to or through broker-dealers. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales. The Resale Stock may be sold in one or more of the following transactions:

     - a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction,
     - a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus,
     - an exchange distribution in accordance with the rules of the exchange,
     - ordinary brokerage transactions and transactions in which a broker solicits purchasers,
     - privately negotiated transactions, and
     - a combination of any of the above transactions.

     We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

     - the name of the selling stockholder and the participating broker-dealer,
     - the number of shares involved,
     - the price at which the shares were sold,
     - the commissions paid or discounts or concessions allowed to the broker-dealer,
     - that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, and
     - other facts material to the transaction.

     The selling security holders may enter into hedging transactions with broker-dealers in connection with distributions of the Resale Stock. In these transactions, broker-dealers may engage in short sales of the Resale Stock to offset the positions they assume with the selling security holders. The selling security holders also may sell Resale Stock short and redeliver the Resale Stock to close out their short positions. The selling security holders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the Resale Stock. The broker-dealer may then resell or otherwise transfer the Resale Stock under this prospectus. The selling security holders also may loan or pledge the Resale Stock to a broker-dealer. The broker-dealer may sell the loaned or pledged Resale Stock under this prospectus.

     Broker-dealers or agents may receive compensation from selling security holders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the Resale Stock for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the Resale Stock. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the Resale Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the Resale Stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Stock by the selling security holders.

     The Resale Stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the Resale Stock may not be sold unless the Resale Stock has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the Resale Stock may not simultaneously engage in market making activities with respect to our common stock, preferred stock or warrants for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Resale Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     We will pay all costs, expenses and fees associated with the registration of the Resale Stock. The selling security holders will pay all commissions and discounts, if any, associated with the sale of the Resale Stock. The selling security holders have agreed to indemnify certain persons, including underwriters and agents, against specified liabilities in connection with the offering of the Resale Stock, including liabilities arising under the securities laws.


                            LEGAL MATTERS

     The validity of the Common Stock, Preferred Stock and Warrants will be passed upon for us by Tyler Cooper & Alcorn, LLP, Hartford, Connecticut.


                                EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Company's Current Report on Form 8-K dated March 25, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements incorporated in this Prospectus by reference to the financial statements of Tiburon, Inc. as of June 30, 2000 and 2001 and for each of the three years in the prior ended
June 30, 2001 included on pages A-1 through A-19 of CompuDyne Corporation's Registration Statement on Form S-4 dated March 22, 2002 (see "Where You Can Find More Information") have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


              WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. Our common stock is traded on the NASDAQ National Market under the trading symbol "CDCY."

     In addition, we have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock for resale by the selling security holders by this prospectus. We also filed a Form S-4 Registration Statement on __________, 2002 registering shares of our Common Stock exchanged with other Tiburon shareholders in connection with the Tiburon acquisition. This prospectus does not contain all the information set forth in the Form S-3 or Form S-4 and the exhibits and schedules filed with them. Statements contained in this prospectus as to the contents of any document are not necessarily complete and, in each instance, such statement is qualified in all respects by reference to the Form S-3. The Forms S-3 and S-4, including exhibits and schedules, may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. The information that we incorporate by reference is considered a part of this prospectus, except for any information superseded by information presented in this prospectus. We are incorporating by reference the following documents that we have filed with the SEC:

Filing                          Period of Report or Date Filed
------                          ------------------------------
 S-4                                  ________, 2002

 Annual Report for the year
 ended December 31, 2001 filed
 with CompuDyne's Current
 Report on Form 8-k                   March 25, 2002

     In addition, we incorporate any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 as may be necessary to keep the Registration Statement on Form S-3, which we have filed with the SEC, with respect to the Common Stock for resale by the selling security holders, effective until the earlier of (1) one year after the effective date of the Registration Statement; or (2) such time as all Resale Stock has been sold.

     These documents are available without charge to you if you call or write to: CompuDyne Corporation, attention: Investor Relations Department, 7249 National Drive, Hanover, Maryland 21076, Telephone
(410) 712-0275.


          PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred by us in connection with this offering of the Resale Stock being registered hereby. All amounts, except the SEC registration fee, are estimated.


SEC Registration Fee             $ 1,470.00
--------------------
* Accounting Fees and Expenses     5,000.00
* Legal Fees and Expenses         10,000.00
* Blue Sky Fees and Expenses       1,000.00
* Miscellaneous Expenses           1,000.00
                                 ----------
Total                            $18,470.00



Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to the provisions of Article Tenth of CompuDyne's articles of incorporation, and the provisions of Article VII of CompuDyne's bylaws, as amended.

     CompuDyne is a Nevada corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Nevada (the "Nevada Corporation Law"). Section 78.7502(1) of the Nevada Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of CompuDyne, or are or were serving at the request of CompuDyne in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of CompuDyne, Section 78.7502(2) provides for indemnification of expenses, and for indemnification for any claim, issue or matter as to which a person has been adjudged to be liable to the corporation only upon a determination by the court in which such action or suit was brought or other court of competent jurisdiction that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     CompuDyne's bylaws provide for indemnification of its directors, officers, employees and such other persons specified in Section 78.7502 of the Nevada Corporation Law to the same extent as set forth in
Section 78.7502 of the Nevada Corporation Law.

     Article Tenth of CompuDyne's articles of incorporation provides that no director will be personally liable to CompuDyne or its shareholders for monetary damages for any breach of fiduciary duty as a director other than liability for any breach of such director's duty of loyalty to CompuDyne or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law or, for any payment of a dividend or approval of a stock repurchase that is illegal under Section 78.300 of the Nevada Corporation Law.

     The provision of Nevada corporation law that provides for the limitations upon director liability referred to above was repealed
effective as of July 1, 2001.   Effective that same date, Nevada
corporation law provides, subject to limited exceptions, that a director or officer is not individually liable to the corporation or its security holders for damages unless it is proven that (a) the director's or officer's act or failure to act constituted a breach of fiduciary duty as a director or officer, and (b) such breach involved intentional misconduct, fraud or a knowing violation of law.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.


Item 16.  EXHIBITS.

EXHIBIT NUMBER/DESCRIPTION OF EXHIBIT

3(i)(A) Articles of Incorporation of CompuDyne Corporation filed with the Secretary of State of Nevada on May 8, 1996 (incorporated herein by reference to the Proxy Statement dated April 18, 1997 for its 1997 Annual Meeting of Shareholders).

3(i)(B) Amendment to the Articles of Incorporation of CompuDyne Corporation increasing the number of authorized common shares filed with the Secretary of State of Nevada on February 16, 2001 (incorporated herein by reference to the Registrant's Annual Report on Form 10-K filed with the SEC for the period ending December 31, 2000).

3(ii) By-Laws of CompuDyne Corporation as amended through January 28, 1997 and as presently in effect (incorporated herein by reference to Registrant's 10-K filed March 31, 1997).

4(i) See Exhibits 3(i) and 3(ii) for provisions of the Articles of Incorporation and the Bylaws of the Company defining the rights of holders of the Company's Common Stock.

4(ii) Registration Statement on form S-4 filed with the SEC on __________, 2002 (incorporated herein by reference to Registrant's S-4 filed on __________, 2002).

5** Opinion of Tyler Cooper & Alcorn, LLP, (to be filed by amendment) with respect to legality of the Resale Stock.

23(A)*      Consent of Deloitte & Touche, LLP.

23(B)*      Consent of PricewaterhouseCoopers LLP.

24* Powers of Attorney for members of the Board of Directors of CompuDyne Corporation (included on signature page).

99 Registrant's Annual Report to Shareholders for the Year Ended December 31, 2001 (incorporated by reference to
            Exhibit 99 to Registrant's Form 8-K filed March 25, 2002).

*           Filed herewith.
**          Filed by amendment.


Item 17.    UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned also hereby undertakes that:

     (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on the 24th day of March, 2002.



                        COMPUDYNE CORPORATION (Registrant)


                        By:    /s/ Martin A. Roenigk
                           ------------------------------
                              Martin A. Roenigk
                        Its:  President and Chief Executive Officer
                              duly authorized

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                         Title
----------                         -----


  /s/ Martin A. Roenigk            President, Chief Executive Officer,
------------------------           Director
Martin A. Roenigk


  /s/ Geoffrey F. Feidelberg       Chief Financial Officer
-----------------------------
Geoffrey F. Feidelberg


  /s/ Millard H. Pryor, Jr.        Director
---------------------------
Millard H. Pryor, Jr.


  /s/ David W. Clark, Jr.          Director
--------------------------
David W. Clark, Jr.


  /s/ Philip Blackmon              Director
-----------------------
Philip Blackmon


  /s/ Alan Markowitz               Director
-----------------------
Alan Markowitz


  /s/ Wade B. Houk                 Director
-----------------------
Wade B. Houk